Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. Box 188
Tontitown, AR 72770
Robert W. Weaver
(501) 361-9111

                      P.A.M. TRANSPORTATION SERVICES, INC.
                    ANNOUNCES RESULTS FOR THE FOURTH QUARTER
                        AND YEAR ENDED DECEMBER 31, 2001

Tontitown, AR, February  8, 2002   P.A.M. Transportation Services, Inc. (NASDAQ:
PTSI) today reported net income of $10,071,155 or diluted and basic earnings per share of $1.18 for the year ended December 31, 2001 versus net income of $8,657,759 or diluted and basic earnings per share of $1.02 for the year ended December 31, 2000. Revenues were $225,793,731 in 2001 compared to 2000 revenues of $205,245,035.

The Company reported fourth quarter 2001 net income of $2,545,533 or diluted and basic earnings per share of $.30 compared to fourth quarter 2000 net income of $2,366,049 or diluted and basic earnings per share of $.28. Revenues for the fourth quarter of 2001 were $56,263,734 compared to $50,963,517 in the same quarter of 2000.

Operating income of $21,268,980 for the year ended December 31, 2001 reflected a 9.6% increase over prior year operating income of $19,399,804. Fourth quarter 2001 operating income was $5,293,123 compared to $5,085,439 for the fourth quarter of 2000. The Company's operating ratios for the twelve and three months ended December 31, 2001, were 90.6% and 90.6%, respectively, compared to 90.5% and 90.0% for the comparable periods in 2000.

Robert W. Weaver, President of the Company, commented, "We are very pleased to report record results for our year ended December 31, 2001- a year in which the industry and the Company endured numerous challenges. While many companies saw revenue and earnings decline, we finished with a 10% increase in revenues and a 15% increase in earnings per share for the year ended December 31, 2001. For the quarter ended December 31, 2001 revenues increased 10.4% and earnings per share increased from $.28 to $.30. Fourth quarter earnings were impacted by a one time write-down in equipment values of $523,000, or the equivalent of $.04 per share. This write-down was primarily related to equipment acquired in the acquisition of Decker Transport, Inc. that did not have guaranteed residual values."

P.A.M. Transportation Services, Inc., is an irregular route, common and contract motor carrier authorized to transport general commodities throughout the continental United States and the Canadian provinces of Ontario and Quebec.